Exhibit 3.2

AMENDMENT TO THE BYLAWS

OF

SENSUS USA INC.

Adopted by Unanimous Written Consent of the Stockholders

on October 22, 2009

1. The name “Sensus Metering Systems Inc.” is hereby deleted in each and every instance in which it appears in the Bylaws and replaced in each such instance with “Sensus USA Inc.”

2. Except as specifically set forth herein, the Bylaws shall not be amended, modified or otherwise altered.